PROPERTY MANAGEMENT AGREEMENT

by and between

NECESSITY RETAIL PROPERTIES, LLC

(f/k/a AMERICAN FINANCE PROPERTIES, LLC)

and

[REPLACEMENT BORROWER NAME]

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT is made as of [________ ___, 2022] (the “Property Management Agreement”) by and between [REPLACEMENT BORROWER NAME], a Delaware limited liability company (the “Company”) and NECESSITY RETAIL PROPERTIES, LLC (f/k/a American Finance Properties, LLC), a Delaware limited liability company (the “Property Manager”).

WHEREAS, the Company owns that certain real property commonly known as [INSERT PROPERTY NAME] and located at [INSERT PROPERTY ADDRESS], as more particularly described on Exhibit A, attached hereto and made a part hereof (the “Property”); and

WHEREAS, the Company is retaining the Property Manager to manage and coordinate the day-to-day operations of the Property, and the Property Manager desires to be so retained, all under the terms and conditions set forth in this separate Property Management Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree, as follows:

ARTICLE 1
ENGAGEMENT OF THE PROPERTY MANAGER

1.1            Engagement. The Company hereby engages and retains the Property Manager to manage, operate and maintain the Property as property manager, on the terms in this Property Management Agreement, and the Property Manager accepts such engagement and agrees to perform such service on such terms; it being understood that the Property Manager may engage a third party (each a “Sub-Manager”) as the Property Manager deems necessary or desirable, without the consent of the Company, and may delegate to a Sub-Manager all or a portion of the services to be provided hereunder to such Sub-Manager. Any fees payable to a Sub-Manager (i) shall be the responsibility of the Property Manager out of payments received from the Company and (ii) may, at the instruction of the Property Manager, be deducted from the Operating Account (as hereinafter defined) or the fees payable hereunder and paid by the Company to such Sub-Manager, or be paid directly by the Property Manager to such Sub-Manager, in the Property Manager’s sole discretion. Any fees payable by the Company to a Sub-Manager in respect of services to be provided hereunder, whether engaged directly or otherwise, shall be a dollar for dollar reduction in the amounts payable by the Company to the Property Manager under this Property Management Agreement.

1.2            Status of the Property Manager; Limitation on Authority. The Property Manager shall act under this Property Management Agreement as an independent contractor and not as the Company’s agent or employee. The Property Manager shall not have the right, power or authority to enter into agreements or incur liability on behalf of the Company except as expressly set forth herein. Any action taken by the Property Manager which is not expressly permitted by this Property Management Agreement shall not bind the Company.

ARTICLE 2
DUTIES OF THE PROPERTY MANAGER

2.1            Duties; Standard of Performance. The Property Manager shall devote its commercially reasonable efforts to performing its duties hereunder to manage, operate and maintain the Property in a diligent, careful and professional manner to maximize all potential revenues to the Company and to minimize expenses and losses to the Company. The services of the Property Manager are to be of a scope and quality not less than those generally performed by first class, professional managers of properties similar in type and quality to the Property and located in the same market area as the Property. The Property Manager will at all times act in good faith, in a commercially reasonable manner and in a fiduciary capacity with respect to the proper protection of and accounting for the Company’s assets; it being understood, that, the Property Manager’s fiduciary relationship with the Company is limited solely to the proper protection of and accounting for the Company’s assets and the Property Manager owes no other fiduciary duties to the Company or security holders of the Company.

2.2            Specific Duties of the Property Manager. Without limiting the obligations of the Property Manager under other provisions of this Property Management Agreement, the Property Manager will have the following specific duties:

A.            Collection of Moneys; Enforcement of Rights. The Property Manager will use diligent, commercially reasonable efforts to collect all rent and other payments due from tenants in the Property and any other sums due the Company regarding the Property. To the extent tenant leases affecting any Property so require, the Property Manager shall timely make or verify any calculations that are required to determine the amount of rent due from tenants, including without limitation calculating percentage rent, operating expense “pass-throughs” and consumer price index adjustments and, where required, shall give timely notice thereof to tenants.

The Property Manager will promptly and diligently enforce the Company’s rights under any tenant leases affecting any Property, including without limitation taking the following actions where appropriate, in accordance with the procedures specified in the Property Manager’s property management handbook in effect as of the date hereof: (i) terminating tenancies, (ii) instituting and prosecuting actions, and evicting tenants, (iii) settling, compromising and releasing such actions or suits or re-instituting such tenancies, (iv) recovering rents and other sums due by legal proceedings in a court of general jurisdiction, (v) signing and serving such notices as are deemed necessary by the Property Manager, and (vi) recovering rents and other sums due by legal proceedings in a magistrate’s court or similar jurisdiction; in each case, the Property Manager shall promptly notify the Company of such action in writing. If authorized by the Company, the Property Manager shall consult an attorney for the purpose of enforcing the Company’s rights or taking any such actions and the Company shall have the right to designate counsel for any matter and to control all litigation affecting or arising out of the operation of any Property. The Property Manager shall keep the Company informed of any dissatisfaction with the law firm or such services or the reasonableness of the cost thereof.

B.            Property Documents. The Property Manager will pay all sums out of the applicable Operating Account from time to time due from the Company and otherwise comply with the obligations of the Company under any mortgages, deed of trust, leases, easements, restrictions, service contracts and other agreements now or hereafter affecting the Property as instructed by the Company (the “Property Documents”).

C.            Maintenance. Subject to the applicable Budget or any Company constraints, the Property Manager shall perform or cause to be performed under contract or agreement with contractors, subcontractors or consultants, entered into in the name and on behalf of the Company, all ordinary maintenance, repairs, alterations, replacements and installations, do all decorating and landscaping, and purchase all supplies necessary for (i) the proper operation of the Property, (ii) the fulfillment of the Company’s obligations under any lease of space in any Property, (iii) the fulfillment of the Company’s obligations under any mortgage encumbering any Property of which the Property Manager has actual knowledge, and (iv) compliance with all covenants, conditions and restrictions affecting any Property of which the Property Manager has actual knowledge.

Subject to the applicable Budget or the Company’s constraints, the Property Manager shall obtain all necessary receipts, releases, waivers, discharges and assurances necessary to keep the Property free of any mechanics’, laborers’, materials suppliers’ or vendors’ liens in connection with work, materials or supplies for which the Property Manager contracts. All such documentation shall be in such form as reasonably specified and required by the Company.

D.            Services. The Property Manager shall arrange for, and negotiate contracts on behalf of the Company for, gas, electricity, water, telephone, trash collection, sewer, elevator service, landscaping, janitorial service, security service and such other services as are, or will be, furnished to the Property for terms of not greater than one year, unless otherwise approved by the Company. All such service contracts shall be entered into by the Property Manager for the account of and in the name of the Company and shall be terminable on thirty (30) days’ notice or less, unless otherwise approved by the Company. The funds necessary to pay for such services shall be paid from the applicable Operating Account. All utilities contracts shall be in the name of the Company, with all notices to be addressed to the Company, with a copy to the Property Manager, at the Property Manager’s address.

E.            Taxes. Promptly following receipt, the Property Manager shall send to the Company all notices concerning the Property regarding taxes or valuations. The Company shall pay all such taxes unless Company requests the Property Manager to pay such taxes, in which case the Property Manager shall pay such taxes from the applicable Operating Account. Upon the Company’s written request, the Property Manager in conjunction with an outside third party named by the Company, shall protest and attempt to reduce the property taxes or adjust the valuation for any Property through administrative appeal for a fee to be negotiated.

F.            Insurance; Reports and Claims. The Property Manager shall, on behalf of and at the Company’s expense, procure and maintain throughout the term hereof through Independent Insurance Advisors, as the Company’s designated insurance representative, insurance coverages with respect to the Property, including: (i) all-risk replacement value property damage coverage insuring the full value of the Property and the Company’s personal property and fixtures and rent loss coverage for at least twelve (12) months; (ii) commercial general liability and umbrella liability coverages in an amount not less than $10,000,000 combined single limit per occurrence and in the aggregate per year; and (iii) such other insurance as the Property Manager deems appropriate. All insurance policies shall have provisions giving the Property Manager thirty (30) days’ prior notice of cancellation, non-renewal or material modification of the coverage. All insurance policies maintained by the Company with respect to the Property shall be issued through insurers with an A.M. Best rating of A or better and shall include waiver of subrogation provisions in favor of the Company. The Property Manager, any Sub-Manager engaged by the Property Manager in accordance with Section 2.1 of this Property Management Agreement, the Company and the Company’s Representative as defined in Section 8.2 hereof shall be named as additional insureds (with form CG 2010 85 or equivalent) on any liability insurance maintained by the Company on the Property, and such liability insurance shall be primary to and not contribute with any liability insurance maintained by the Property Manager.

The Property Manager shall promptly investigate and make a full, timely, written report to the Company and Independent Insurance Advisors as to all accidents, claims for damages relating to the ownership or operation and maintenance of any Property, and any damage or destruction to any Property and the estimated cost of repair thereof. Thereafter, unless otherwise directed by the Company, Independent Insurance Advisors will timely process all casualty insurance claims on behalf of the Company, obtain the necessary documentation therefor and the Property Manager will prepare any and all reports required by Independent Insurance Advisors or any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved. The Property Manager is authorized to settle any and all claims against insurance companies arising out of any policies, including the execution of proofs of loss, the adjustment of losses, signing of receipts and the collection of money. Finally, the Property Manager will fully cooperate with and assist all liability insurance carriers and their authorized agents and adjusters in defending, litigating or settling any liability claims.

G.            Compliance with Laws; Matters of Record. Subject to the other provisions of this Property Management Agreement, the Property Manager will take such action as may be necessary to comply with any and all laws applicable to any Property and the Property Manager’s employees and all known ordinances, regulations and orders relative to the use, operation, repair and maintenance of the Property and with the rules, regulations or orders of the local Board of Fire Underwriters or other similar body. Expenses incurred in so complying and in correcting any such violation shall be included in the Budget or otherwise approved in advance by the Company. The Property Manager agrees to perform all obligations of the Company and pay all costs, expenses and other amounts (including, without limitation, any liquidated damages) which the Company or the Property Manager may be required to pay in accordance with, and to comply and cause the Property to comply in all respects with all of the terms and conditions of, any reciprocal easement agreement, any ground lease, mortgage, deed of trust or other security instruments affecting the Property of which the Property Manager has actual knowledge, or any other agreement or document of record now affecting the Property or hereafter executed or filed with the Company’s written consent (each, herein referred to as a “Matter of Record,” and collectively as the “Matters of Record”) during the term of this Property Management Agreement. Further, the Property Manager shall not cause, or fail to take commercially reasonable actions to prevent, a divestiture of title from the Company under any encumbrance or any other Matter of Record. The Company shall be responsible for any expenses, costs or other amounts paid by the Property Manager in respect of compliance with this Section 3.2(G) which are not otherwise included in the applicable Budget.

H.            Construction. If the Company has authorized any construction or renovation on the Property, including but not limited to construction of tenant finish-out, and the Company has requested in writing the services of the Property Manager with regard to any construction, renovation or tenant finish-out, then the Property Manager will (i) review and forward to the Company all space planning layouts, drawings, plans and specifications pertaining to such construction, together with a recommendation as to approval thereof by the Company; (ii) supervise third party contractors responsible for construction or renovation work for a fee to be negotiated; (iii) solicit or supervise the solicitation of competitive bids following the Company’s guidelines for all construction contracts in excess of $10,000; (iv) require that all construction contracts and subcontracts contain provisions adequately protecting the Company, in accordance with local procedures and any requirements of the Company, against mechanic’s, materialman’s or similar liens affecting the Property and requiring ten percent (10%) retainage until at least thirty (30) days after completion; (v) inspect all work in place; (vi) prepare and review all draws requested for submission to the Company and, if requested by the Company, pay all draw requests on approval by the Company; and (vii) compile all documentation related to a construction project necessary for the release of any lender reserves related to such construction project.

I.            Employees. The Property Manager has the right to be reimbursed for (i) employees that are employed at the Property or at management field offices or corporate offices, should there be no office located on site. These employees shall be charged to the Property on the basis of the percentage of time spent attending to the Property based on actual wages and fringe benefits, unless the Company and the Property Manager agree in writing to another basis; and (ii) roving maintenance personnel to the extent needed at the Property from time to time, and these employees shall be charged to the Property at a reasonable hourly rate pre-approved by the Company and only for the actual and reasonably necessary time spent on the Property by such personnel. The Company shall have no right to supervise or direct such agents or employees.

J.            Notices. The Property Manager will promptly notify the Company of any of the following if in any way relating to the Property: notice of any claim of violation of any governmental or legal requirement, any notice of any claim of liability, any summons or other legal process, any damage, any default or alleged default by landlord or tenant under any lease, and any other material information. The Property Manager will fully cooperate with the Company in all legal and arbitration proceedings relating to any Property.

K.            Extraordinary Services. For those efforts of the Property Manager requested by the Company, which are not standard, recurring property management activities and not anticipated to occur at least once per year, the Property Manager shall be compensated on a basis to be agreed to in writing and in advance by the Company and the Property Manager. For illustrative purposes, examples of such additional services include, but are not limited to, efforts related to estoppel certificates, subordination and non-disturbance agreements, information pertaining to sale or financing of any Property, tax matters (other than ad valorum real estate taxes), casualty or condemnation to any Property, lawsuit defense, except for intentional misdeeds of the Property Manager, and other items of a similar non-recurring nature.

L.            Lease Obligations. The Property Manager shall perform all duties of the landlord under all leases insofar as such duties relate to operation, maintenance and day-to-day management of the Property. The Property Manager shall also provide or cause to be provided, at the Company’s expense, all services normally provided to tenants of like premises, including where applicable and without limitation, gas, electricity or other utilities required to be furnished to tenants under leases, normal repairs and maintenance, and cleaning, and janitorial service. The Property Manager shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant which are either expressly required under the terms of the lease of such space or that are customarily provided to tenants. The Property Manager shall maintain business-like relations with the tenants of the Property.

M.            Third-Party Property Managers. The Property Manager shall be responsible for overseeing the performance of any third-party property managers appointed in accordance with this Property Management Agreement.

N.            Inspections. The Property Manager shall conduct periodic on-site property visits to some or all (as the Company or its designee deems reasonably necessary or desirable) of the Property to inspect the physical condition of the Property and to evaluate the performance of the third-party property managers and on-site personnel of the Property Manager.

O.            Accounting Services. The Property Manager shall use the Company’s accounting application and follow the Company’s processes required in connection with the preparation of the Budget and financial reporting for the Property.

2.3            Contracts. In fulfilling its duties to the Company, the Property Manager may and hereby is authorized to enter into any leases, contracts or other agreements on behalf of the Company in the ordinary course of the management, operation and maintenance and leasing of the Property.

2.4            Use of Property. The Property Manager will not knowingly permit the use of the Property for any purpose which might impair any policy of insurance on the Property or which might render any loss insured thereunder uncollectible or which would be in violation of any applicable law. The Property Manager will operate and maintain the Property according to the highest standards achievable consistent with the Company’s authorization. The Property Manager will use commercially reasonable efforts to secure compliance by tenants with their respective leases.

2.5            Cash Management.

A.            Clearing Account. The Property Manager shall cause all gross revenue in respect of the Property to be transmitted directly into an individual clearing account (the “Clearing Account”) controlled by the Company, established with a financial institution to be determined by the Property Manager (the “Clearing Bank”), except to the extent the payments are required by a lender to be made into a lockbox account, in which case payments will be deposited in the Clearing Account after release from such lockbox account. Without in any way limiting the foregoing if the Property Manager receives any gross revenue from the Property, then (i) such amounts shall not be commingled with any other funds or property of the Property Manager, and (ii) the Property Manager shall deposit such amounts in the lender lockbox account, if required, or the Clearing Account for the Property within one (1) business day of receipt.

B.            Order of Priority of Funds in Clearing Account. On the 10th day of each month, all funds deposited into the Clearing Account shall be applied on such date in the following order of priority: (i) first, if applicable, to make the required payments of debt service, including late payment charges, if any, for the Property; and (ii) second, any remaining funds in the Clearing Account shall be swept by the Clearing Bank into the Operating Account (as hereinafter defined) and applied and disbursed in accordance with this Property Management Agreement.

C.            Operating Account. All monies swept from the Clearing Account by the Clearing Bank shall be deposited in a separate depository account for the Property in the Company’s name (the “Operating Account”). The Operating Account shall be opened by the Property Manager, upon receipt of a W9 completed by the Company, at U.S. Bank, N.A. or another bank to be determined by the Property Manager. The signature card for the Operating Account shall indicate that the Property Manager is dealing with the Operating Account as a fiduciary of the Company. The Operating Account and all funds therein shall at all times be the property of the Company. The Company shall have electronic banking system access to the Operating Account, which shall permit it to obtain account information and make withdrawals from such Operating Account.

Notwithstanding anything to the contrary contained herein and subject in all cases to any requirements or restrictions imposed by any loan encumbering the Property, the Company may direct payments or deposits received by the Property Manager to an operating account relating to the Property to be controlled by the Company and direct payments to be made into that Operating Account. In such event, the Property Manager shall provide the Company with all information necessary to make payments of expenses with respect to the Property.

The Property Manager shall remit to the Company monthly, on or before the 20th day of each month, excess cash as of the end of the preceding month, held in the Operating Account and not applied to the payment of (i) the Company’s expenses as herein provided, (ii) expenses permitted by Section 5.1 hereof, and (iii) amounts payable to the Property Manager in accordance with Section 5.3 hereof, less applicable reserves for real estate taxes, debt service, capital improvements or operating expenses and Ten Thousand Dollars ($10,000) as reserve for working capital and other contingencies, and any additional amount as the Company may authorize for such purposes. The remittance of funds to the Company shall be compatible with the financial reports provided by the Property Manager pursuant to Section 4.2.

If the Company should make any request for a distribution other than the standard monthly distribution to the Company on or before the 20th day of each month as noted immediately above, such request by the Company must be directed to the Property Manager in writing with a minimum of two (2) full working days’ advance notice. Except to the extent it would cause there to be insufficient funds to pay amounts due to the Property Manager under Section 5.1 and Section 5.3 hereof, every attempt will be made to process the additional distribution request through the Property Manager’s accounting department in a timely manner, but the Property Manager will not process any distribution based on a telephone call or be expected to accomplish such distribution with less than two (2) full working days’ advance written notice.

Other than the monthly distribution noted above, if required by state law, the Property Manager will deposit security deposits and/or advance rentals in separate accounts in the name of the Company at said financial institution. All monies held in Operating Accounts shall in no event be commingled with the Property Manager’s own funds or with funds held by the Property Manager for the account of other parties. The Property Manager shall have no proprietary interest in the Operating Accounts, or in any other account authorized hereby, and all sums collected by the Property Manager relating to the Property and all sums placed in such account or accounts by the Company will be the property of the Company and held in trust by the Property Manager for the Company. The Property Manager agrees to pay all invoices directly from the Operating Account unless directed otherwise by the Company. The Property Manager may draw on the Operating Account only to pay (i) operating expenses permitted by Section 5.1 hereof, (ii) amounts payable to the Company, (iii) amounts payable to the Property Manager under Section 5.3 hereof, and (iv) a specified amount to a payee which the Company may from time to time expressly authorize in writing.

Each of the Management Fee and the Construction Fee shall be paid to the Property Manager in accordance with Section 5.3 hereof. In accordance with and pursuant to Section 4.2 hereof, the Property Manager shall prepare and submit an invoice to the Company which shall include a computation of the fees paid to the Property Manager in accordance with Section 5.3 and any expenses to be reimbursed to the Property Manager in accordance with Sections 5.1 and 5.2. The Company shall have the right to review such invoice and obtain any supporting documentation with respect thereto from the Property Manager. To the extent that the Company believes the computation provided by the Property Manager is inconsistent with the computation permitted hereunder, the Company and the Property Manager shall work together in good faith to reach a computation of such fees which is reasonably agreeable to both parties. If the Company and the Property Manager agree that one or more of the fees paid to the Property Manager for a prior period exceeded the amount permitted hereunder, the Property Manager shall deduct the amount of such excess from the fees it is to be paid in accordance with Section 5.3 hereof for the current calendar month.

2.6            Indemnification. The Company shall indemnify, defend and hold the Property Manager and any Sub-Manager directly or indirectly engaged by the Property Manager in accordance with Section 2.1 of this Property Management Agreement harmless from and against all claims, damages and costs (including counsel fees) arising out of or in connection with the management of the Property and the operation thereof, except for acts of the Property Manager or a Sub-Manager, as applicable, taken outside of the scope of this Property Management Agreement or an agreement with the Sub-Manager, as applicable, and the Property Manager’s, or a Sub-Manager’s, as applicable, engagement in acts of negligence, misconduct or fraud. Notwithstanding anything to the contrary stated herein, the Property Manager shall be held strictly accountable for all receipts and disbursements; and the Property Manager shall indemnify and hold the Company harmless from and against all claims, damages and costs (including counsel fees) arising out of or in connection with the management of the Property and the operation thereof to the extent such claims arise out of or result from acts of the Property Manager taken outside of the scope of this Property Management Agreement or the Property Manager’s engagement in acts of negligence, misconduct or fraud. The Property Manager shall indemnify the Company and its Affiliates from any claims, damages and costs (including counsel fees) arising out of or in connection with the acts of the Property Manager taken in connection with the management of the Property and the operation thereof or the Property Manager’s engagement in acts of negligence, misconduct or fraud. The indemnities herein contained shall not apply to any claim with respect to which and to the extent the indemnified party is covered by insurance; provided, that the foregoing exclusion does not invalidate the indemnified party’s insurance coverage. Each party will procure a waiver of subrogation with respect to claims against the other party under policies in which the other party is not a named insured, and shall promptly notice the other party in the event that any such waiver is unobtainable or is obtainable only upon payment of an additional premium. If such waiver is obtainable only upon payment of an additional premium, the other party shall have the right at its option to pay such additional premium.

2.7            Complaints and Notices. The Property Manager shall promptly handle complaints and requests from tenants, concessionaires and licensees. The Property Manager shall notify the Company promptly of: (A) any notice received by the Property Manager or known to the Property Manager of violation of any governmental requirements (and make recommendations regarding compliance therewith); (B) any notice received by the Property Manager or known to the Property Manager of violation of covenants, conditions and restrictions affecting the Property or noncompliance with loan documents affecting the Property, if any; (C) any fire, accident or other casualty or damage to the Property; (D) any condemnation proceedings, rezoning or other governmental order, lawsuit or threat thereof involving the Property known to the Property Manager; (E) any violations relative to the leasing, use, repair and maintenance of the Property under governmental laws, rules, regulations, ordinances or like provisions known to the Property Manager; or (F) any violation of any insurance requirement of which the Property Manager has actual knowledge. The Property Manager shall promptly deliver to the Company copies of any documentation in its possession relating to such matters. The Property Manager shall keep the Company reasonably informed of the status of the particular matter through the final resolution thereof. In the event the Property Manager becomes aware of any fire or other damage to the Property or violation or alleged violation of laws respecting hazardous materials, the Property Manager shall immediately give telephonic notice thereof to the Company. The Property Manager shall complete all necessary and customary loss reports in connection with any fire or other damage to the Property. The Property Manager shall retain in the records it maintains for the Property copies of all supporting documentation with reference to such notices.

2.8            Tenant Insurance Certificates. The Property Manager shall use its commercially reasonable efforts to obtain from all tenants certificates of insurance and renewals thereof required to be furnished by the terms of their leases. The Property Manager shall forward copies of the certificates to the Company if requested by the Company. The Property Manager shall establish systems and procedures to enforce lease requirements with regard to insurance certificates.

2.9            Licenses and Authorizations.

A.            The Property Manager shall obtain and keep in full force and effect all licenses, permits, consents and authorizations as may be necessary for the maintenance, operation, management, repair, servicing or occupancy of the Property. All of such licenses, permits, consents and authorizations shall be in the name of the Company, if required in writing by the Company.

B.            The Property Manager shall obtain and keep in full force and effect all real estate and business licenses and governmental authorizations, at the Company’s expense (including qualifications to do business) as may be necessary for the proper performance by the Property Manager of its duties and obligations under this Property Management Agreement. All such licenses and authorizations shall be in the name of the Property Manager.

2.10            Asbestos and Similar Compliance Matters. If the Property is subject to the Occupational Safety and Health Administration’s regulations relating to asbestos, or to any state law or regulation relating to asbestos, or to any state law or regulation relating to carcinogenic or toxic chemicals, the Property Manager shall, at the Company’s expense, comply with such laws and regulations as they relate to the Property.

2.11            Special Billings. For purposes of this Property Management Agreement, the term “Special Billing” is defined as any periodic billing requirement or change in a billing rate charged to a tenant under such tenant’s lease as a result of the Property’s operating expenses, a tenant’s volume of business, or a CPI or other index, including, but not limited to, such items as commonly are described as expense pass-throughs, recoveries, escalations, CAM or CPI adjustments, and percentage sales or rent. As requested in writing by the Company, the Property Manager shall deliver a statement to the Company describing all of the information, data and documents which the Property Manager has used to establish a basis for calculation of Special Billings for each tenant at the Property. During the term of this Property Management Agreement, the Property Manager shall be responsible for sending Special Billings to each tenant in accordance with the terms of such tenant’s lease.

ARTICLE 3
ACCOUNTING, RECORDS, REPORTS

3.1            Records. The Property Manager shall establish and maintain a comprehensive system of office records, books and accounts, as well as an accounting and management reporting system that will duly account for all transactions relating to the Property in a format consistent with the Company’s accounting system. The Company and others designated by the Company shall, with prior notice to the Property Manager, have access to such records, books and accounts and to all vouchers, files and all other material pertaining to the Property and this Property Management Agreement, all of which the Property Manager agrees to keep safe, available and separate from any records not having to do with the Property. All of such books, records and other information concerning the Property shall be the property of the Company; and within sixty (60) days following termination of this Property Management Agreement, the Property Manager shall deliver the original copies to the Company or its designate. The Property Manager or its representatives shall have the right to inspect such books, records and other information and to make copies thereof during a two-year period following the termination of this Property Management Agreement unless the Company requests and receives all such books and records upon termination of this Property Management Agreement.

3.2            Reports and Supporting Documentation. The Property Manager shall, during the term of this Property Management Agreement, deliver monthly reports to the Company relating to the management and operation of the Property for the preceding calendar month, not later than thirty (30) days after the end of the preceding month. Reports will be delivered to the Company in an electronic format consistent with the Company’s accounting system for the Property. The Property Manager shall deliver to the Company the following for the preceding month, for the Property and with respect to clause (1), (2) and (8), shall also provide the information with respect to the Property in the aggregate:

(1)            a profit and loss statement;

(2)            a balance sheet;

(3)            a general ledger;

(4)            a cash receipts and disbursement journal;

(5)            all bank statements and bank reconciliations;

(6)            an aged schedule of delinquent accounts receivable;

(7)            the current rent roll;

(8)            a calculation of the fees paid in accordance with Section 5.3 hereof; and

(9)            a construction report, if applicable.

3.3            Budgets. The Property Manager shall prepare and submit to the Company a proposed operating and capital budget, including an itemized statement of the estimated receipts and disbursements in reasonable detail, which shall include, without limitation, reasonable detail as to employee expenses to be reimbursed to the Property Manager for the operation, repair and maintenance of the Property (each a “Budget”), in each case for the calendar year immediately following such submission. Each Budget will be in the form approved by the Company prior to the date thereof. Thereafter, on or before the date specified each year by the Company (but not later than November 1st), the Property Manager shall prepare and submit to the Company a preliminary Budget for the next calendar year followed by a final Budget for the next calendar year, incorporating any reasonable changes requested by the Company. Such Budgets shall: (A) be prepared in accordance with the Company’s accounting system, (B) be prepared on a cash or modified cash basis, as directed by the Company, and (C) show a month by month projection of income, expenses, capital expenditures, reserves, and other non-recurring items.

The Company will approve or disapprove each Budget within a reasonable time after the receipt of same, but not later than thirty (30) days after the submission thereof to the Company. The Property Manager will make any reasonable changes to each Budget that are requested by the Company. At such time as the Company shall request, which in no event shall exceed three (3) requests per calendar year, the Property Manager shall submit to the Company for its approval an updated Budget incorporating such changes as shall be necessary to reflect cost over-runs and the like or other changes occurring subsequent to the prior Budget during such period. If the Company does not disapprove of such revised Budget within 30 days after receipt thereof by the Company, such Budget shall be deemed approved. If the Company shall disapprove of any such Budget, the Property Manager shall submit a revised Budget, as applicable, within ten (10) days of receipt of notice of disapproval, and the Company shall have ten (10) days to provide notice to the Property Manager if it disapproves of any such further revised Budget.

The Property Manager shall implement each Budget and use its commercially reasonable efforts to ensure that the actual cost of operating the Property shall not exceed the applicable Budget. The Budgets shall constitute an authorization for the Property Manager to expend necessary monies to manage and operate the Property in accordance with the respective Budget and subject to the provisions of this Property Management Agreement until a subsequent Budget is approved. The approval of non-recurring costs and capital improvements in a Budget shall constitute an authorization for the Property Manager to collect bids for the expenditure and present a final recommendation to the Company for expenditure of monies to implement such items called for in such Budget.

The Property Manager shall provide supporting information reasonably requested by the Company in connection with their review of any Budget submitted by the Property Manager for its review.

Without affecting any other limitation imposed by this Property Management Agreement and except as may be expressly provided to the contrary elsewhere in this Property Management Agreement, the Property Manager shall secure the prior written approval of the Company prior to incurring any liability or obligation for any item in excess of $10,000 that is not reflected on the applicable Budget approved in writing by the Company.

3.4            Audit. At its option, the Company may at any time upon five (5) business days’ advance written notice to the Property Manager, cause the books and financial operations of the Property to be audited by an auditor to be selected by the Company including the internal auditing staff of the Company or any of its Affiliates. The Property Manager agrees to cooperate with such auditor and to make any of its facilities located at the Property or the Property Manager’s office available to such auditor. Any adjustments in amounts due and owing by either the Company or the Property Manager shall be paid promptly but no later than fifteen (15) days following receipt of the audit. The audit shall be at the Company’s expense.

ARTICLE 4
EXPENSES AND COMPENSATION

4.1            Payment of Expenses. Notwithstanding any contrary provision of this Property Management Agreement, the Property Manager shall be obligated to make payments required under this Property Management Agreement only to the extent of funds derived from the Property or provided by the Company. The Property Manager shall reimburse itself from funds derived from the Property for all expenses properly incurred by the Property Manager under this Property Management Agreement which are either set forth in the applicable Budget or approved by the Company, except to the extent the Property Manager is permitted to incur such expense without the Company’s approval in accordance with this Property Management Agreement. These expenses shall include, but not be limited to:

(1)            documented postage (mailing of rental statements, late notices; legal correspondence; general correspondence to tenants, vendors, etc.);

(2)            mileage incurred by the Property Manager, director of property management or other personnel of the Property Manager for travel to/from the Property and all other mileage specifically related to the operation of the Property; specific backup will be provided. Mileage to be charged at the then-current rate pursuant to Internal Revenue Service (IRS) guidelines;

(3)            documented copies (for mass tenant mailings, copying required upon sale or other legal matters and extensive tenant or lease issues);

(4)            a proportionate share of after-hours emergency phone service which is charged to the common area maintenance and billed to tenants in accordance with each tenant’s specific lease language;

(5)            preparation, printing and distribution of leasing brochures and site plans for the Property;

(6)            a proportionate share of office equipment and supplies located at the on-site or management field office should one be established and used for the benefit of the Property; and

(7)            compensation and benefits of property management, accounting, lease administration, executive and supervisory personnel of the Property Manager.

Expenses which will be paid by the Property Manager and not billed to the Property or the Company shall include, but may not be limited to:

(1)            office furniture, phone systems and monthly bills, fixtures, space rental, etc. incurred by the Property Manager in its corporate offices and/or general management offices; and

(2)            compensation and all expenses applicable to time spent on matters other than the Property.

The Company may, at its sole discretion, expressly approve in writing the payment or reimbursement to the Property Manager of any specific expense otherwise excluded or excepted above; and, unless expressly stated to the contrary in such written approval, such approval shall apply only to the specific expense itemized and/or up to the amount specified in such approval.

4.2            Expenditure Authorization.

A.            Utilities. The Property Manager shall pay from the applicable Operating Account the actual amount incurred for utilities each month for the Property without the Company’s further consent or signature on such check or withdrawal, notwithstanding that a lesser amount therefor may have been projected or allocated in the Budget for the Property approved by the Company.

B.            Expenses per Budget. To the extent set forth in the most recent Budget approved by the Company, and if requested by the Company, the Property Manager will make all payments for debt service on mortgages secured by the Property, for taxes and/or for the Company’s insurance. In addition, to the extent set forth in the most recent Budget approved by the Company and without further consent of the Company, the Property Manager shall pay each and every expense properly incurred in the ordinary course of managing the Property during the calendar year covered by the Budget; provided, that, if such expenses exceed the Budget approved by the Company by more than ten percent (10%) during the calendar year covered by the Budget (each, an “Overrun”), the Company may elect to terminate this Property Management Agreement, it being understood, that, such termination shall constitute the Company’s sole remedy with respect to such Overrun and such Overrun shall not be deemed a breach of this Property Management Agreement, but such termination shall not prevent liability for any other breach by the Property Manager under this Property Management Agreement; and provided further, that, the Company shall not be permitted to so terminate this Property Management Agreement if such Budget excess (i) was due to amounts incurred for insurance, taxes and/or utilities, and/or (ii) was caused by or resulted from the following acts: (a) acts of God; (b) flood, fire or explosion; (c) acts of terror, war, invasion, riot or other civil unrest; (d) government order or law that becomes effective after the approval of the Budget and was not known to the Property Manager prior to the approval of the Budget; (e) actions, embargoes or blockades in effect after the approval of the Budget; (f) action by any governmental authority that occurs after the approval of the Budget and was not known to the Property Manager prior to the approval of the Budget; and (g) national or regional emergency (each of (a) through (g), a “Force Majeure Event”). If the Property Manager suffers a Force Majeure Event, it shall give notice to the Company, stating the anticipated period of time the event is expected to continue and shall use commercially reasonable efforts to ensure the effects of such Force Majeure Event are minimized.

C.            Emergencies. Notwithstanding the foregoing, if emergency action is necessary to prevent damage to the Property or danger to persons, the Property Manager may incur such expenses as are reasonably necessary without the prior written approval of the Company to protect such Property or persons. The Property Manager will give prompt telephone and written notice to the Company of any such emergency repairs for which prior approval is not required.

4.3            Compensation for Management Services.

A.            Management Fee. On or before the last business day of each month, the Property Manager shall pay itself from the Operating Account as compensation for its management services hereunder in an amount (the “Management Fee”) equal to four percent (4%) of the “Gross Rental Receipts” for such month (as hereinafter defined). The term “Gross Rental Receipts” as used herein is defined as all receipts of every kind and nature actually collected from the operation of the Property, determined on a cash basis, including without limitation, all fixed rents (including parking rents not excluded below), common area maintenance reimbursements, tax and insurance reimbursements, percentage rental payments, utility reimbursements, late fees, vending machine collections, service charges, rental interruption insurance, and a fifteen percent (15%) administrative charge for common area expenses (if such an allowable expense is collected from tenants pursuant to tenant leases), and all other forms of miscellaneous income actually collected in cash by the Company or by the Property Manager from tenants of the Property, net forfeited security deposits, but excluding (i) any income from investment of cash including the interest on the Operating Account, (ii) security deposits, and any portion of forfeited security deposits allocable to compensation for loss or damage, (iii) payments for physical installations or finish-out work, (iv) payments in the nature of indemnification or compensation for loss, damage or liability sustained, including but not limited to insurance proceeds and condemnation awards, (v) all purchase discounts, rental and ad valorem tax refunds or rebates, (vi) any repair or other such expense reimbursement from individual tenants, (vii) any sums which, under normal accounting practice, are attributable to capital, (viii) executive suite expenses, if any (e.g., personnel, equipment, etc.) paid by tenants and (ix) such other additional income the Company and the Property Manager mutually agree to eliminate.

B.            Construction Fee. For duties performed by the Property Manager pursuant to Section 3.2(H) hereof, the Property Manager shall pay itself from the applicable Operating Account a fee (“Construction Fee”) equal to six percent (6%) of the construction hard costs. In no event shall the Construction Fee be less than Five Hundred and No/100 Dollars ($500). Actual costs shall not include fees paid by the Company for architectural or engineering services or construction permits. No fee shall be paid for actual costs of tenant improvements for services for which the tenant is responsible for payment. The Construction Fee shall be paid within ten (10) days after completion of tenant’s improvements for each individual tenant or completion of capital or Property improvement projects.

ARTICLE 5
TERM

5.1            Term. The initial term of this Property Management Agreement shall commence on the Effective Date (the “Commencement Date”), shall continue in full force and effect for a period of one (1) year from the Commencement Date, and shall be automatically renewed for an unlimited number of successive one (1) year periods thereafter, subject to earlier termination as hereinafter provided. The term of this Property Management Agreement may be extended for such additional periods of time as the parties agree to in writing.

5.2            Sale of Property. This Property Management Agreement shall automatically terminate upon the consummation of any sale or other disposition of the Property by the Company to any entity not affiliated with the Company.

5.3            Termination Upon Notice. Either the Company or the Property Manager may terminate this Property Management Agreement upon written notice delivered to the other party at least sixty (60) days prior to the end of any term. The effective date of any such termination shall be the last day of the term in which such notice is given.

5.4            Termination for Cause.

A.            The Company may terminate this Property Management Agreement at any time, effective immediately upon written notice to the Property Manager, if (i) the Property Manager has materially breached this Property Management Agreement; provided, that (a) the Property Manager does not cure any such material breach within thirty (30) days of receiving notice of such material breach from the Company, or (b) if such material breach is not of a nature that can be remedied within such period, the Property Manager does not diligently take all reasonable steps to cure such breach or does not cure such breach within sixty (60) days; (ii) there is fraud, criminal conduct, or willful misconduct by the Property Manager; (iii) a court of competent jurisdiction enters a decree or order for relief in respect of the Property Manager in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Property Manager or for any substantial part of any of its property or orders the winding up or liquidation of the Property Manager’s affairs; or (iv) the Property Manager commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Property Manager or for any substantial part of any of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due. The Property Manager agrees that if any of the events specified in subsections (iii) or (iv) above occur, it shall give written notice thereof to the Company within seven (7) days after the occurrence of such event.

B.            The Property Manager may terminate this Property Management Agreement at any time, effective immediately upon written notice to the Company, if (i) the Company has materially breached this Property Management Agreement; provided, that (a) the Company does not cure any such material breach within thirty (30) days of receiving notice of such material breach from the Property Manager, or (b) if such material breach is not of a nature that can be remedied within such period, the Company does not diligently take all reasonable steps to cure such breach or does not cure such breach within sixty (60) days; (ii) there is fraud, criminal conduct, or willful misconduct by the Company; (iii) a court of competent jurisdiction enters a decree or order for relief in respect of the Company in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of any of its property or orders the winding up or liquidation of the Company’s affairs; or (iv) the Company commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of any of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due. The Company agrees that if any of the events specified in subsections (iii) or (iv) above occur, it shall give written notice thereof to the Property Manager within seven (7) days after the occurrence of such event.

5.5            Effect of Termination. The termination of this Property Management Agreement for any reason shall not affect any right, obligation or liability which has accrued under this Property Management Agreement on or before the effective date of such termination. Each agreement between the Property Manager and a Sub-Manager with respect to any of the Property Manager’s duties under this Property Management Agreement shall terminate immediately upon the termination of this Property Management Agreement. Upon termination of this Property Management Agreement for any reason, the Property Manager will cooperate with the Company in an effort to achieve an efficient transition of the management of the Property without detriment to the rights of the Company to the continued management of the Property. Without limiting the foregoing, the Property Manager will, before receiving final payment of any fees, facilitate the retrieval of or deliver to the Company or to such person or persons as the Company may direct, all Property Documents, permits, books, records and accounts, rent rolls, insurance policies, files and other materials relating to the Property, including without limitation any bank account signature cards or other documentation required to transfer sole control over the Operating Accounts to the Company or its designate. The Property Manager shall facilitate the retrieval by the Company or the Company’s Representative of all personal property of the Company, whether on the Property or elsewhere. Within forty-five (45) days after the termination of this Property Management Agreement, the Property Manager will deliver a final accounting to the Company reflecting all income and expenses of the Property as of the date of termination.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES
OF THE PROPERTY MANAGER

To induce the Company to enter into this Property Management Agreement, the Property Manager makes the following representations and warranties, which shall survive the execution and termination of this Property Management Agreement:

6.1            Organization. The Property Manager is duly organized, validly existing and in good standing under the laws of the state of Delaware. The Property Manager has all power and authority required to execute, deliver and perform this Property Management Agreement.

6.2            Authorization. The execution, delivery and performance of this Property Management Agreement has been duly authorized by all necessary action on the part of the Property Manager.

6.3            Validity. This Property Management Agreement constitutes a legal, valid and binding agreement of the Property Manager enforceable against the Property Manager in accordance with its terms except as limited by bankruptcy, insolvency, receivership and similar laws of general application.

6.4            Licenses. During the entire term of this Property Management Agreement, the Property Manager shall cause all persons performing licensable activities to have and to maintain in full force and effect all licenses, including, without limitation, any real estate broker’s license obtained by the Property Manager, which the real estate licensing law requires and all permits necessary to perform its obligations under this Property Management Agreement and shall pay all taxes, fees or charges imposed on the business engaged in by the Property Manager hereunder.

6.5            Independent Contractor. The Property Manager’s status under this Property Management Agreement is that of an independent contractor and not as an agent or employee of the Company.

ARTICLE 7
MISCELLANEOUS

7.1            Company’s Rights. Nothing in this Property Management Agreement shall be deemed to limit the Company’s right to do anything regarding the Property which an owner of such Property would otherwise be entitled to do, including but not limited to the right to enter upon the Property, to inspect the Property, to perform any repair or maintenance thereof, and to do anything required of the Property Manager hereunder if the Property Manager fails to do so in a timely manner.

7.2            Company’s Representative. The Company may designate one (1) representative to serve as the Company’s representative in all dealings with the Property Manager hereunder (the “Company’s Representative”). Whenever the approval or consent or other action of the Company is called for hereunder, such approval, consent or action shall be processed through the Company’s Representative unless the Company notifies the Property Manager otherwise in writing. The Company’s Representative may be changed at the discretion of the Company, at any time, by writing delivered to the Property Manager. Except as may be expressly provided to the contrary elsewhere in this Property Management Agreement, whenever the approval or consent or other action of the Company is called for under this Property Management Agreement, if the Property Manager requests such approval, consent or other action of the Company’s Representative and does not receive a response from the Company’s Representative within five (5) business days after making such request, the Property Manager shall make a second request for approval or consent or other action of the Company’s Representative specifying that unless a response is received within two (2) days after making such request, the request shall be deemed approved by the Company.

7.3            No Personal Liability. THE PROPERTY MANAGER’S DIRECTORS, SHAREHOLDERS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES SHALL NOT BE PERSONALLY LIABLE FOR ANYTHING RELATED TO THIS PROPERTY MANAGEMENT AGREEMENT. THE COMPANY, ITS DIRECTORS, SHAREHOLDERS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES, SHALL NOT BE PERSONALLY LIABLE FOR ANYTHING RELATED TO THIS PROPERTY MANAGEMENT AGREEMENT.

7.4            Nature of Relationship. The Property Manager shall be responsible for all of its employees, the supervision of all persons performing services regarding the Property, and for determining the manner of performance of all services for which the Property Manager is responsible hereunder. The Property Manager is an independent contractor and not an agent or employee of the Company. Nothing in this Property Management Agreement, nor any acts of the parties hereto, shall be deemed or construed by the parties hereto, or either of them, or any third party, to create the relationship of principal and agent, employer and employee, or a partnership or joint venture, between or among the Company and the Property Manager.

7.5            No Third Party Beneficiaries. Neither this Property Management Agreement nor any part thereof nor any service, relationship or other matter alluded to herein shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankruptcy or insolvent estate of either party, or to the creditors or claimants of such an estate. Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that insolvency or bankruptcy of either the Company, on the one hand or the Property Manager on the other hand, shall at the option of the other void all rights of such insolvent or bankrupt party hereunder (or so many of such rights as the other party shall elect to void).

7.6            Notices. Except as provided in Section 5.2(c) as to emergencies, all notices and communications required or permitted hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, addressed as follows:

If mailed or personally delivered to the Company:	[REPLACEMENT BORROWER NAME] c/o The Necessity Retail REIT, Inc. 650 Fifth Avenue, 30th Floor New York, New York 10019 Telephone: (212) 415-6500 Facsimile: (212) 421-5799 Attention: Legal Department

If mailed or personally delivered to the Property Manager:	Necessity Retail Properties, LLC 650 Fifth Avenue, 30th Floor New York, New York 10019 Telephone: (212) 415-6500 Facsimile: (212) 421-5799 Attention: Legal Department

or to such address as either party may from time to time specify by written notice to the other. Notices shall be deemed to be received and, therefore, effective on the earlier of the date of delivery or, the third (3rd) day after the date the notice is mailed.

7.7            Amendments. This Property Management Agreement may not be amended except by further agreement in writing executed by each party to be bound thereby.

7.8            Exhibits. All exhibits or addenda to this Property Management Agreement are intended to be attached to this Property Management Agreement and, whether or not so attached, are incorporated herein by reference as if set forth in full.

7.9            Laws. The term “laws” as used in this Property Management Agreement means all applicable constitutional provisions, statutes, ordinances, codes and rules and regulations of any governmental body having jurisdiction over any Property, the parties or this Property Management Agreement.

7.10            No Implied Waivers. No failure or delay by either party in exercising any right or remedy under this Property Management Agreement and no course of dealing between the parties shall operate as a waiver of any such right or remedy nor shall any single or partial exercise of any right or remedy by either party under this Property Management Agreement preclude any other or further exercise of such right or remedy. The rights and remedies available to the parties are cumulative and not exclusive of any other rights and remedies provided by law or equity.

7.11            Severability. Whenever possible each provision of this Property Management Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws. However, if any provision of this Property Management Agreement is invalid under any applicable law, such provision shall be ineffective only to the extent of such invalidity without invalidating the remaining provisions of this Property Management Agreement and, to the fullest extent possible, this instrument shall be interpreted so as to give effect to the stated written intent of the parties.

7.12            Governing Law. This Property Management Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

7.13            Benefit and Assignment. This Property Management Agreement shall be binding upon the Company and the Property Manager and their respective successors and assigns and shall inure to the benefit of the Company, its successors and assigns. Except as provided in Section 2.1 of this Property Management Agreement, the Property Manager may not assign or transfer any of its rights or obligations under this Property Management Agreement to a third party without the prior written consent of the Company and the approval of a majority of independent directors of the REIT and any such assignment without the prior written consent of the Company and the approval of a majority of independent directors of the REIT shall be void and of no effect.

7.14            Headings. The captions and headings in this Property Management Agreement are for convenience only and do not limit or amplify any provision of this Property Management Agreement.

7.15            Counterparts. This Property Management Agreement may be executed in any number of counterparts and each shall be considered an original and together they shall constitute one Agreement.

7.16            Entire Agreement. This Property Management Agreement sets forth the entire Agreement and understanding between the parties regarding the subject matter of this Property Management Agreement and supersedes all prior agreements and understandings.

Signature page follows on next page.

IN WITNESS WHEREOF, the parties have executed this Property Management Agreement as of the date first above written.

NECESSITY RETAIL PROPERTIES, LLC, (f/k/a American Finance Properties, LLC)

By:
Name:
Title:

[REPLACEMENT BORROWER NAME]

By:
Name:
Title: